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                                                                       EXHIBIT 3

                                IRREVOCABLE PROXY

            This Irrevocable Proxy (this "Proxy") is made effective as of October 14, 2004, by and between Litespeed Master Fund, Ltd. ("Litespeed") and Gryphon Master Fund, L.P. ("Gryphon").

            A. Gryphon and Litespeed are parties to that certain Investment Agreement, dated October 14, 2004, by and among Gadzooks, Inc. and the several purchasers named therein (as amended, modified or supplemented from time to time, the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Agreement.

            B. Litespeed has agreed to appoint Gryphon as Litespeed's proxy to take action and make decisions on behalf of Litespeed on all matters for which a Purchaser is entitled to consent, approve, waive, amend or otherwise make decisions or take action under the Agreement, subject to the terms and conditions contained in this Proxy.

            NOW, THEREFORE, in consideration of $10 and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Irrevocable Proxy.

                  (a) Effective as of the date hereof, Litespeed hereby irrevocably appoints Gryphon as Litespeed's true and lawful attorney-in-fact and proxy, for and in Litespeed's name, to give or withhold consents, approvals or waivers, amend or modify the Agreement or the Operative Agreements or otherwise make decisions or take action in its capacity as a Purchaser under the Agreement.

                  (b) The appointment and proxy granted to Gryphon hereby is coupled with an interest and thereby made irrevocable. The parties agree that Gryphon's interest is irrevocable by virtue of the payment of $10 to Litespeed, receipt of which is hereby acknowledged, as well as other good and valuable consideration.

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            2. Term. This Proxy and the appointment specified herein will automatically terminate when the standby closing has occured.

            3. Modifications. Neither this Proxy, nor any provision hereof, may be modified, waived, discharged or terminated except by a writing executed by the parties hereto.

            4. Applicable Law. This Proxy will be construed and enforced in accordance with the laws of the State of Texas.

            5. Proxy Binding Upon Transferees. If, at any time or from time to time, any of Litespeed's interest as a Purchaser under the Agreement is now or hereafter transferred to any party, the transferee will take such rights and interest subject to all provisions, conditions and covenants of this Proxy, and, as a condition precedent to the transfer of such rights or interests, the transferee will agree in writing to be bound by all provisions of this Proxy as a party hereto.

            6. Counterparts. This Proxy may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

            7. Absence of Understanding. Nothing contained in this Proxy, and no action by any party pursuant to this Proxy, will be deemed to constitute the parties hereto as a group with respect to the U.S. securities laws.

      In witness whereof, the parties have executed this proxy to be effective as of the date first above written.

                            [SIGNATURE PAGE FOLLOWS]

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                           GRYPHON MASTER FUND, L.P.

                           By: Gryphon Partners, L.P.,
                                its General Partner

                              By: Gryphon Management Partners,
                                   L.P., its General Partner

                                  By: Gryphon Advisors, L.L.C.,
                                       its General Partner

                                      By: /s/ Warren W. Garden
                                          --------------------------
                                          Warren W. Garden,
                                          Authorized Agent

                           LITESPEED MASTER FUND, LTD.

                           By: Litespeed Management L.L.C.

                           By: /s/ Jamie Zimmerman
                               ------------------------------------
                               Jamie Zimmerman,
                               Managing Partner